MASTERWORKS

👑 Available Now 👑 | Jean-Michel Basquiat (△1.55 | $8.9M)

MASTERWORKS


AVAILABLE NOW:
Jean-Michel Basquiat
MOO RIP PT. ONE
D
BLACK
His market has a Sharpe Ratio[1] of
▲1.55
This painting is featured on the cover of Basquiat's catalogue raisonné
BASQUIAT
JEAN-MICHEL
BASQUIAT

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Why We Like This Painting

Momentous Sales History

As of June 7th, examples similar to our offering in composition and motifs have achieved prices as high as **$11.3M** at auction.



Similar work "Because it Hurts the Lungs" (1986) recently sold for $11.3M

Iconic Motifs

Our offering includes Basquiat's iconic skull and crown motifs, which can be found in some of his **highest selling works**.



Untitled (1982)
Sold for $110.5M



Untitled (1982)
Sold for $29.3M

Remarkable Sharpe Ratio[1]

Basquiat has the **3rd highest** Sharpe Ratio of all artists that we track



0.28
All Art
0.59
S&P 500
1.55 ▲
Basquiat's Market

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About Basquiat

Preeminent Figure in the Art Market

Basquiat's holds the 2nd highest auction record for any American artist at **$110.5M**.



Cultural Phenomenon

His works are eagerly sought out by collectors worldwide, with notable owners including **Jay-Z and Beyoncé**, **Leonardo DiCaprio**, and **Madonna**.


KNOWLEDGE OF THE CONE
TEN YEN
DUNCE
DUNCE
DUNCE
DUNCE
AMORITE
TEN YEN

Timeless Legacy

Basquiat's massive legacy **extends beyond art**. He embodies the essence of creative expression and art's capacity to defy established norms.


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Initial Price Offering is $8,914,000

More information on the Offering Circular can be found at sec.gov

1. The risk-adjusted appreciation, otherwise known as "Sharpe Ratio", can be used to evaluate the total performance of an asset, portfolio, or in this case the artist's market, and indicates how well the artist's market has performed historically in comparison to the rate of return on a risk-free investment, such as U.S. government treasury bonds or bills. The market for Jean-Michel Basquiat has a risk-adjusted appreciation of 1.55. Risk-adjusted appreciation reflects (x) the average annualized artist market appreciation (depreciation) of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"), minus the risk-free rate of return. The risk-free rate of return is measured by the average annual risk-free rate at year end over the applicable time period, divided by (y) the volatility of the returns in an artist's market, as measured by the standard deviation of those returns. The applicable time period begins on the later of (a) the earliest purchase price date for the artist's first repeat sale and (b) December 31, 1989, the year end of the earliest year when other financial indices were available, and ends on the last sale date that the artist had a repeat sale. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and by third-

party data sources. Volatility represents the variation in the historical returns or price appreciation (depreciation) of an asset class over a set period of time. Higher volatility generally means more risk, and lower volatility generally means less risk, although volatility should not be considered a proxy for risk. This risk-adjusted appreciation metric should be considered in connection with other performance metrics, including the estimated historical CAGR implied from selected comparable sales.

Masterworks is “testing the waters” under Regulation A under the Securities Act of 1933. Masterworks will only be able to make sales after an offering statement has been filed with the Securities and Exchange Commission (SEC) and the SEC has “qualified” the offering statement. no money or other consideration is being solicited, and if sent in response, will not be accepted. no offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement filed by the issuer with the SEC has been qualified by the SEC, any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of acceptance given after the date of qualification. an indication of interest involves no obligation or commitment of any kind. You must read the offering documents filed with the SEC before investing and the additional information available at www.masterworks.com/disclaimer.

Masterworks is not registered, licensed or supervised as a broker dealer or investment adviser by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA) or any other financial regulatory authority or licensed to provide any financial advice or services.

Masterworks is solely responsible for this communication. No FINRA registered broker-dealer or financial advisor is or has been involved in the development or dissemination of this communication.

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